For Immediate Release	Contact: Investor Relations at
Janel World Trade
(718) 527-3800
IR@janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal YEAR END 2013 RESULTS

COMPANY FOCUSED ON CORE TRANSPORTATION LOGISTICS AND RETURNING TO PROFITABILITY

JAMAICA, NY – January 14, 2014 -- Janel World Trade, Ltd. (OTCQB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its quarter ended September 30, 2013.

Fourth Quarter Results

For the three months ended September 30, 2013, Janel reported revenue of $12,841,886 a decrease of $1,605,724 or 11.1% compared to the three months ended September 30, 2012.

For the three months ended September 30, 2013 the Company reported a net profit from continuing operations before income taxes of $28,612, down by $6,490 when compared to the prior year reported net profit from continuing operations before income taxes of $35,102.

For the three months ended September 30, 2013 and after losses from discontinued operations the Company reported a net loss of $(1,447,256) or $(0.06) per fully diluted share, compared to the prior year reported net loss of $(1,818,861), or $(0.08) per fully diluted share. Included in the prior year is an income tax expense of $1,785,919 mainly to fully provide for a valuation allowance against the deferred tax asset.

Year-To-Date 2013 Results

For the fiscal year ended September 30, 2013, Janel reported revenue of $44,744,518 a decrease of $5,092,943 or 10.2% compared to the fiscal year ended September 30, 2012.

For the fiscal year ended September 30, 2013 the Company reported a net loss from continuing operations before income taxes of $(314,106), down by $249,077 when compared to the prior year reported net loss from continuing operations before income taxes of $(65,029).

For the fiscal year ended September 30, 2013 and after losses from discontinued operations the Company reported a net loss of $(2,158,234) or $(0.09) per fully diluted share, compared to the prior year reported net loss of $(2,678,716), or $(0.12) per fully diluted share. Included in the prior year is an income tax expense of $1,221,304 mainly to fully provide for a valuation allowance against the deferred tax asset.

Review and Outlook

“During the fourth quarter we have made strides in getting back to our core business” said William J. Lally, President and Chief Executive Officer. “We divested ourselves of our New Jersey business at the end of August and have further reduced expenses in our core business which can be seen where our SG&A is down for the quarter by $141,082 when compared to the same quarter last year. Although we have made strides in reducing our expenses during the quarter, revenue for the three months when compared to the prior year is down because of lower ocean shipping activity.”

Lally continued, “We are focused on returning the company to profitability and growing our sales. During the month of September, Steve Cesarski, our retired President, came back to the company to spearhead sales growth in the Northeast and in late October we raised additional capital from a new investor which will help support our initiatives.”

Lally concluded, “We are committed to turning Janel around and returning value to our shareholders.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTCQB Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(718) 527-3800

IR@janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(audited)	(audited)

REVENUES	$12,841,886	$14,447,610	$44,744,518	$49,837,461
COST AND EXPENSES:
Forwarding expenses	11,223,840	12,685,082	38,479,974	43,018,066
Selling, general and administrative	1,549,924	1,691,006	6,433,722	6,757,816
Depreciation and amortization	4,855	8,476	19,191	31,154
TOTAL COSTS AND EXPENSES	12,778,619	14,384,564	44,932,887	49,807,036

INCOME (LOSS) FROM CONTINUING OPERATIONS	63,267	63,046	(188,369)	30,425
OTHER ITEMS:
Interest expense, net of interest and dividend income	(29,939)	(27,944)	(121,021)	(95,454)
Realized loss from available for sale securities	(4,716)	-	(4,716)	-
TOTAL OTHER ITEMS	(34,655)	(27,944)	(125,737)	(95,454)
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	28,612	35,102	(314,106)	(65,029)
Income taxes	6,000	1,785,919	17,000	1,221,304
NET LOSS FROM CONTINUING OPERATIONS	$22,612	$(1,750,817)	$(331,106)	$(1,286,333)
Income (Loss) from discontinued operations, net of loss on
sale of discontinued operations of $1,351,795 in 2013	(1,469,868)	(68,044)	(1,827,128)	(1,392,383)
NET LOSS	$(1,447,256)	$(1,818,861)	$(2,158,234)	$(2,678,716)
Preferred stock dividends	3,750	3,750	15,000	15,000
NET LOSS AVAILABLE TO COMMON
SHAREHOLDERS	$(1,451,006)	$(1,822,611)	$(2,173,234)	$(2,693,716)
OTHER COMPREHENSIVE LOSS NET OF TAX:
Unrealized gain from available for sale securities	$-	$(2,149)	$1,063	$10,788
COMPREHENSIVE LOSS	$(1,451,006)	$(1,824,760)	$(2,172,171)	$(2,682,928)
Basic earnings (loss) per share:
Continuing operations	$-	$(0.08)	$(0.02)	$(0.06)
Discontinued operations	$(0.07)	$-	$(0.08)	$(0.06)
Total	$(0.07)	$(0.08)	$(0.10)	$(0.12)
Diluted earnings (loss) per share:
Continuing operations	$-	$(0.08)	$(0.01)	$(0.06)
Discontinued operations	$(0.06)	$-	$(0.08)	$(0.06)
Total	$(0.06)	$(0.08)	$(0.09)	$(0.12)
Basic weighted average number of shares outstanding	21,117,285	21,732,192	21,577,202	21,705,553
Fully diuted weighted average number of shares outstanding	22,752,535	23,367,442	23,212,452	23,340,803

 See notes to these consolidated financial statements included in the Company's Form 10-K

JANEL WORLD TRADE LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2013	September 30, 2012
	(audited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$625,584	$773,868
Accounts receivable, net of allowance for doubtful
accounts of $394,294 and $325,335, respectively	3,615,302	4,578,006
Marketable securities	-	65,568
Loans receivable - other	42,276	-
Prepaid expenses and sundry current assets	74,871	78,316
Prepaid expenses and sundry current assets	305,454	3,508,034
TOTAL CURRENT ASSETS	4,663,487	9,003,792

PROPERTY AND EQUIPMENT, NET	21,922	38,196
OTHER ASSETS:
Security deposits	60,724	57,049
TOTAL OTHER ASSETS	60,724	57,049

TOTAL ASSETS	$4,746,133	$9,099,037
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Note payable - bank	$1,431,336	$1,601,336
Accounts payable - trade	3,031,135	3,924,901
Accrued expenses and other current liabilities	311,369	313,869
Liabilities of discontinued operations	72,985	1,187,452
TOTAL CURRENT LIABILITIES	4,846,825	7,027,558

DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	78,568	78,568

STOCKHOLDERS' EQUITY (DEFICIENCY)	(179,260)	1,992,911
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFIENCY)	$4,746,133	$9,099,037

See notes to these consolidated financial statements included in the Company's Form 10-K